                                          Kathryn C. Littleton
                                                (607) 974-8206

IMMEDIATE RELEASE
January 24, 1994


         Corning Incorporated Reports Year-End Results

       Fourth Quarter Reflects Impact of Special Charge



     CORNING, N.Y., Jan. 24 - Corning Incorporated (NYSE:GLW)

said today that as a result of previously announced special

charges, its 1993 financial results show a net loss of $15.2 million, or $0.09 per share, compared with a 1992 net loss of

$12.6 million, or $0.08 per share.  Excluding the impact of

special charges in 1993 and accounting changes and other

special events in 1992, net income for 1993 was $315.3

million, or $1.63 per share, compared with net income of

$314.4 million, or $1.66 per share in 1992.

     For the fourth quarter, including a special charge of

approximately $203 million after tax relating to breast-

implant litigation at Dow Corning Corporation, Corning

recorded a net loss of $120.9 million, or $0.64 per share,

compared with net income of $41.2 million, or $0.21 per share,

for 1992.  Excluding special charges in both years, 1993's

fourth quarter net income amounted to $82.2 million, or $0.42 per share, compared with 1992's $79.9 million, or $0.42 per

share.

    Sales for 1993 totaled $4.0 billion, up 8 percent over

1992.  Fourth-quarter sales, at $1.1 billion, were up 9

percent compared with 1992.  Sales growth was fueled primarily by two major acquisitions in the second-half of the year,

Damon Corporation in the clinical-testing business, and Costar

Corporation in the plastic laboratory-products business.

    Corning Board Chairman James R. Houghton said, "The

company continued to enjoy strong sales volume in the

laboratory services, optical fiber and cable, and information display businesses.  However, lower prices and poor results in the consumer products business and other businesses which are sensitive to worldwide economic cycles hurt overall

performance."

    Excluding special charges, equity company earnings

increased for the full year and for the fourth quarter.  The increase for the year was driven primarily by improved

operations at Dow Corning Corporation and at Samsung-Corning

Company Ltd. in South Korea.  However, the increase was

partially offset by a decline in earnings of optical-fiber

equity companies in Europe and Australia.

    "In spite of improvement in many of our businesses, the

consistent growth in earnings per share we have demonstrated over the past decade has been interrupted," said Houghton.

"In response, we have initiated a number of actions to restore earnings growth and to enhance the company's leadership

position in the communications, life sciences and

environmental markets where we see our greatest opportunities for the future."

    Corning Incorporated is a Fortune 200 company which

competes in four business segments: specialty materials,

communications, laboratory services and consumer products.

Dow Corning Corporation is a 50-percent owned equity company with The Dow Chemical Company.



Investor Relations Contact:

Richard B. Klein, (607) 974-8313, or

Stephen L. Albertalli, (607) 974-8357

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share amounts)

                                                             Twelve   Thirteen
                                                              Weeks     Weeks
                                        Year Ended            Ended     Ended
                                    Jan. 2,     Jan. 3,     Jan. 2,,  Jan. 3,
                                      1994        1993        1994     1993
                                                               (unaudited)
REVENUES
 Net sales                         $4,004.8     $3,708.7     1,083.0 $  996.2
 Royalty, interest, and
   dividend income                     29.9         35.3         8.1      6.9
 Non-operating gains                    4.2          7.0
                                    4,038.9      3,751.0     1,091.1  1,003.1

DEDUCTIONS
 Cost of sales                      2,597.0      2,411.3       707.5    638.1
 Selling, general and
   administrative expenses            774.0        692.2       209.2    185.2
 Research and development expenses    173.1        151.1        44.2     42.2
 Provision for restructuring costs
   and other special charges          207.0         63.3                 63.3
 Interest expense                      88.2         62.6        24.3     16.7
 Other, net                            42.9         33.9        21.5     17.2

Income before taxes on income         156.7        336.6        84.4     40.4
Income tax expense                     35.3         92.5        21.8      6.5
Income before minority
 interest and equity
 earnings                             121.4        244.1        62.6     33.9
Minority interest in earnings
 of subsidiaries                      (16.6)       (21.6)       (7.1)    (4.9)
Equity in earnings (losses) of
 associated companies before
 cumulative effect of changes in
 accounting methods                  (120.0)        43.8      (176.4)     5.6

INCOME (LOSS) BEFORE EXTRAORDINARY
 CREDIT AND CUMULATIVE EFFECT OF
 CHANGES IN ACCOUNTING METHODS        (15.2)       266.3      (120.9)    34.6
Tax benefit of loss carryforwards                    7.7                  6.6
Cumulative effect of changes in
 accounting methods                               (286.6)

NET INCOME (LOSS)                  $  (15.2)   $   (12.6)  $  (120.9)$   41.2

PER COMMON SHARE:
Income before extraordinary
 credit and cumulative effect of
 changes in accounting methods     $  (0.09)    $  1.40     $ (0.64) $  0.18
Tax benefit of loss carryforwards                  0.04                 0.03
Cumulative effect of changes in
 accounting methods                               (1.52)

NET INCOME (LOSS)                  $  (0.09)    $ (0.08)    $ (0.64) $  0.21
The accompanying notes are an integral part of these statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(In millions)

                                                 Jan. 2,       Jan. 3,
                    ASSETS                         1994          1993
CURRENT ASSETS
 Cash and short-term investments                 $  160.8      $   133.1
 Receivables, net                                   691.1          662.3
 Inventories                                        353.9          346.3
 Deferred taxes on income and other
   current assets                                   265.9          147.6
     Total current assets                         1,471.7        1,289.3

INVESTMENTS                                         630.7          944.3

PLANT AND EQUIPMENT, NET                          1,759.8        1,605.0

GOODWILL AND OTHER INTANGIBLE ASSETS, NET         1,009.1          220.7

OTHER ASSETS                                        360.4          227.0
                                                 $5,231.7      $ 4,286.3

     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Loans payable                                   $  141.7      $   103.4
 Accounts payable                                   245.1          215.4
 Other accrued liabilities                          633.5          505.3

     Total current liabilities                    1,020.3          824.1

OTHER LIABILITIES                                   668.6          574.6
LOANS PAYABLE BEYOND ONE YEAR                     1,585.6          815.7
MINORITY INTEREST IN SUBSIDIARY COMPANIES           245.7          241.2
CONVERTIBLE PREFERRED STOCK                          25.7           26.9
COMMON STOCKHOLDERS' EQUITY                       1,685.8        1,803.8
                                                 $5,231.7      $ 4,286.3
The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 4, 1993


Earnings Per Share

(1) Earnings per common share are computed by dividing net income less dividends on preferred stock by the weighted average number of common shares outstanding during the period. The weighted average shares outstanding (in thousands) were 196,655 and 190,221 in the fourth quarter 1993 and 1992, respectively, and 191,963 and 188,589 in fiscal years 1993 and 1992, respectively. Preferred dividends of $0.5 million were declared in the fourth quarter of 1993 and 1992 and $2.1 million and $2.2 million were declared in fiscal years 1993 and 1992, respectively.

Depreciation and Amortization
(2) Depreciation and amortization charged to operations for fiscal years 1993 and 1992 totaled $280.4 million and $248.2 million, respectively.

Acquisitions
(3) In November 1993, Corning acquired 100 percent of certain Unilab clinical laboratory testing facilities in exchange for a majority of the Unilab shares owned by Corning; the assumption of approximately $70 million of Unilab debt and MetPath's investment in J.S. Pathology PLC.
Goodwill of approximately $200 million resulted from this transaction and is being amortized over 40 years. As a result of this transaction, MetPath retained a 12 percent equity investment in Unilab. MetPath previously owned 43 percent of Unilab.

(4) In December 1993, Corning and Vitro, S.A. signed a definitive agreement to end their cross ownership in two consumer-product companies, Corning Vitro Corporation in the United States and Vitro Corning S.A. de C.V. in Mexico. As a result of the agreement, in fiscal 1993, Vitro purchased the shares of capital stock of Vitro Corning owned by Corning, and, in February 1994, Corning will purchase the shares of capital stock of Corning Vitro owned by Vitro.
The net cost to Corning of the two transactions will be $131 million. Corning and Vitro will continue their consumer-products alliance through cross distribution and supply agreements. Corning intends to finance the payment to Vitro with a portion of the proceeds from an equity offering in early 1994 (see Note 6).

(5) In December 1993, Corning and Siecor Corporation, a consolidated subsidiary, signed a definitive agreement to acquire the assets relating to the optical-fiber and optical-cable businesses of Northern Telecom Limited (NTL). Under terms of the agreement, Corning will provide $87 million of the purchase price and Siecor will provide $43 million. Corning intends to finance its $87 million share of the purchase price and an approximate $25 million capital contribution to Siecor with a portion of the proceeds from an equity offering in early 1994 (see Note 6). Siecor will finance its portion of the purchase price with capital contributions from Corning and Siemens A.G. NTL is a major supplier of optical fiber and optical cable to Canadian and international markets.

Financing Transactions
(6) Corning has filed a registration statement with the Securities and Exchange Commission to issue 8 million shares of common stock to finance the Vitro transaction (see Note
4) and the NTL transaction (see Note 5).

(7) In January 1994, Corning extended the terms of financing agreements related to the third quarter Damon acquisition to December 31, 1995. As a result, the $400 million of debt outstanding under these agreements has been classified as loans payable beyond one year. Corning intends to retire a significant portion of this debt with the proceeds of an offering of equity securities during 1994.


Tax Rate
(8) Corning's effective tax rate, excluding unusual items, was 26 percent and 28 percent for the fourth quarter of 1993 and 1992, respectively, and 31 percent and 33 percent for fiscal years 1993 and 1992, respectively.

Accounting Changes
(9) Effective December 30, 1991, Corning and its subsidiaries adopted Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other than
Pensions"   (FAS 106).  In the first quarter 1992, the
cumulative effect of adopting FAS 106 resulted in a charge of $294.8 million (after tax and minority interest), or $1.56 per share. In addition, an $8.2 million gain, or $0.04 per share, from an equity company's adoption of FAS 109 was recognized in the first quarter 1992.

(10) Effective January 4, 1993, Corning and its subsidiaries adopted Financial Accounting Standard No. 109, "Accounting for Income Taxes," (FAS 109) and Financial Accounting Standard No. 112, "Employers' Accounting for Postemployment Benefits," (FAS 112). The impact of adopting FAS 109 and FAS 112 was not material in 1993 and prior year financial statements have not been restated. Adoption of these standards does not impact cash flow.

Unusual Items
(11) During the fourth quarter 1993, Corning recorded a $203.1 million after tax reduction in equity earnings as a result of a charge taken by Dow Corning Corporation related to breast-implant litigation.

(12) During the fourth quarter 1992, Corning provided $63.3 million ($32.1 million after tax and minority interest) for the restructuring of operations in Brazil. In addition, Corning recognized a reduction in equity earnings of $13.2 million to reflect Corning's share of a restructuring charge recorded by Dow Corning Corporation.

(13) For the full year 1993, Corning recognized non-operating gains and special charges which netted to a charge to consolidated operations totaling $202.8 million ($117.9 million after tax of $77.5 million and minority interest of $7.4 million), including a non-operating gain totaling $4.2 million ($2.6 million after tax); a charge of $36.5 million ($22.0 million after tax) for the settlement and related legal expenses incurred in the compromise agreement between MetPath, Corning's clinical-laboratory testing business, and the Civil Division of the U.S. Department of Justice; and a restructuring charge totaling $170.5 million ($98.5 million after tax of $64.6 million and minority interest of $7.4 million) as a result of costs to integrate the Damon and Costar acquisitions and as a result of a planned company-wide program to reduce assets and overhead costs during 1994.

     Corning also recorded a $203.1 million after tax reduction in equity earnings as a result of a charge taken by Dow Corning related to breast-implant litigation and a $9.5 million reduction in equity earnings as a result of a restructuring charge taken by Vitro Corning.

(14) For the full year 1992, Corning recognized net non-operating gains from consolidated operations totaling $7.0 million ($21.7 million after tax), including a gain of $10.1 million (before and after tax) from the sale of an additional equity interest in Corning Japan K.K. and a pre-tax loss of $7.3 million ($9.0 million after-tax gain) from the completion of the consumer housewares venture with Vitro, S.A. Corning also provided $63.3 million ($32.1 million after tax and minority interest) for the restructuring of operations in Brazil.

     In addition, Corning recognized a $37.7 million reduction in equity earnings to reflect costs associated with Dow Corning's breast-implant products ($24.5 million) and Corning's share of a Dow Corning restructuring charge
($13.2 million).